ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of this 11th day of November, 2008, by and among Books Are Fun, Ltd., an Iowa corporation (“Seller”), Imagine Nation Books, Ltd., an Iowa corporation (“Buyer”), and The Reader’s Digest Association, Inc., a Delaware Corporation (“RDA”).

W I T N E S S E T H :

WHEREAS, Seller is engaged in the business of selling books, home entertainment products and gift items at temporary fairs and other displays conducted at schools, hospitals, corporations and other places of business through a force of sales representatives (the “Business”); and

WHEREAS, RDA is the parent company of Seller, and intends to, among other things, guaranty the obligations and liabilities of Seller hereunder; and

WHEREAS, Buyer desires to acquire, and Seller desires to sell, certain assets of Seller used in the Business and identified in Article I of this Agreement, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE OF ASSETS TO BUYER

Section 1.1                                 Description of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 5.1), Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller as of the Closing Date (as defined in Section 5.1) in and to the following assets and properties of Seller relating to the Business:

(a)  all book, gift and other product inventory as of December 31, 2008, wherever located (other than at Seller’s retail stores) including any such items held by or in-transit to or from Seller’s active independent sales representatives, excepting (i) exclusions as set forth on Schedule 1.1(a) and (ii) inventory otherwise expressly excluded under this Agreement (collectively, the “Inventory”);

(b)  all rights of Seller pursuant to those certain warehouse agreements listed on Schedule 1.1(b) to this Agreement (the “Warehouse Agreements”);

(c)  all rights of Seller in trademarks, trade names, service marks, domain names (other than domain names that include “rdigest”, “rda”, “rd”, “readersdigest” or any derivative thereof), patents, patent applications, copyrights, mask works, trade secrets, know-how, databases, logos, or other intellectual property rights (i) in the Inventory and under agreements with respect to the Inventory (“Inventory Agreements”); (ii) used exclusively in or necessary to the conduct of the Business other than rights in software, including, without limitation, the intellectual property listed on Schedule 1.1(c) to this Agreement; and (iii) in the case of software and information technology, (x) in software and information technology that is owned by Seller and (y) in the licensed software and information technology described on Schedule 1.1(c) to the extent the applicable license agreements and other agreements (collectively, the “Software and IT Agreements”) are assignable or otherwise transferable to Buyer without consent, and the right to institute or maintain any action or investigation for and to recover damages for any past infringement or any action of unfair competition relating to any of the intellectual property described herein (collectively, the “Intellectual Property”);

(d)  copies of Seller’s business records that are material to the Acquired Assets (as that term is defined below in this Section 1.1) including all data, designs, drawings, blueprints, tracings, sketches, plans, layouts, specifications, models, programs, cards, tapes, disks, printouts, writings, manuals and guides pertaining directly to the Acquired Assets, together with any notes or other memoranda of Seller related to such business records;

(e)  all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, whether known or unknown, in favor of Seller, and pertaining to, arising out of or relating to the Acquired Assets or offsetting any Assumed Liabilities (as defined in Section 1.2(b));

(f)  all accounts receivable (the “Rep Receivables”) due to Seller from sales representatives who are engaged as sales representatives by Buyer as of or within ninety (90) days following the Closing Date (Rep Receivables as of the date hereof are described on Schedule 1.1(f) to this Agreement, which schedule shall be updated in accordance with Section 1.7 of this Agreement), but excluding any corporate book fair accounts receivable for which payroll deductions are being made by corporate sponsors of corporate book fair events;

(g)  all of Seller’s rights (pursuant to contract or otherwise) to cause the transfer and delivery to Buyer of any Inventory held by any of Seller’s current or former sales representatives, including, without limitation, the rights to sue, collect from, make claims against or otherwise proceed against the same (collectively, the “Rights”); and

(h)  any rights of Seller in and to any warranties and licenses received from third parties with respect to any of the Acquired Assets, to the extent any such rights are assignable.

All of the assets and properties to be conveyed, transferred, assigned and/or delivered to Buyer pursuant to this Section 1.1 are herein collectively referred to as the “Acquired Assets.”  Buyer acknowledges that it is acquiring the Acquired Assets subject to continuing channel and time distribution restrictions specified in Schedule 3.1(b) hereto.

On the Closing Date, except as otherwise provided herein with respect to Inventory, all Acquired Assets in tangible form shall be promptly surrendered and/or delivered to Buyer, and Seller and RDA shall thereafter make no further use thereof, either directly or indirectly.

Section 1.2                                 Excluded Assets and Assumed Liabilities

(a)  Notwithstanding the provisions of Section 1.1, the following assets (collectively, the “Excluded Assets”) and properties of Seller shall not be sold, conveyed, transferred, assigned or delivered to Buyer pursuant to this Agreement (and shall not be Acquired Assets):  (i) inventory located at Seller’s retail stores; and (ii) any assets, properties, business, contracts or other agreements, rights or interests of Seller which are not expressly defined in Section 1.1 above as Acquired Assets.

(b)  From and after the Closing Date, Buyer shall assume the Warehouse Agreements, the Inventory Agreements, and the Software and IT Agreements (the Inventory Agreements and the Software and IT Agreements, collectively, the “Intellectual Property Contracts”), other than any liabilities or obligations thereunder arising or occurring on or prior to the Closing Date, which shall constitute Retained Liabilities (such agreements, exclusive of the Retained Liabilities, being herein referred to as the “Assumed Liabilities”).  Seller shall retain, and Buyer shall not assume or be or become liable for, any claims, demands, commitments, liabilities or obligations of any kind or nature whatsoever of Seller or RDA, whether fixed or contingent, including, without limitation, those relating to the purchase of the Inventory, relating to employees or sale representatives or otherwise arising out of or relating to the Acquired Assets or the conduct of the Business by Seller, other than the Assumed Liabilities (the “Retained Liabilities”).  Seller and RDA shall be responsible for paying, performing and discharging all Retained Liabilities, and Buyer shall not have any responsibility for such Retained Liabilities.  It is expressly understood and agreed that the Retained Liabilities shall include, without limitation, (i) all liabilities and obligations accruing on or prior to the Closing Date with respect to the Intellectual Property Contracts and the Warehouse Agreements; and (ii) all obligations of Seller with respect to its employees and independent sales representatives.

Section 1.3                                 Transfer Documents.

(a)  Instruments of Transfer.  At the Closing, Seller shall execute and deliver to Buyer a Bill of Sale (the “Bill of Sale”) substantially in the form attached hereto as Exhibit A; and Seller and Buyer shall execute and deliver an Assignment and Assumption Agreement (the “Assignment and Assumption”) substantially in the form attached hereto as Exhibit B, and those certain Intellectual Property Transfer Documents in the form attached hereto as Exhibit H (the “IP Transfer Documents”).  At any time and from time to time after the Closing, at Buyer’s request and without further consideration, Seller and RDA (or their respective successors) promptly shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as Buyer may reasonably request to transfer, convey and assign more effectively to Buyer, and to confirm Buyer’s title to, all of the Acquired Assets, to put Buyer in actual possession and operating control thereof, to assist Buyer in exercising all rights with respect thereto, and/or to carry out the purpose and intent of this Agreement.

(b)  Consents.  Seller will use commercially reasonable efforts to obtain as promptly as possible, and in any event prior to the Closing, all Required Approvals (as defined in Section 3.1(d)).  With respect to any approval or consent listed on Schedule 3.1(d), if any such approval or consent cannot be obtained, or if the parties hereafter agree in writing that it is not in their respective best interests to obtain any such approval or consent, the Acquired Assets subject to such Required Approval shall be Excluded Assets and Retained Liabilities of Seller, and Seller will cooperate with Buyer in any commercially reasonable manner to facilitate Buyer’s efforts to make alternative arrangements for warehouse facilities, but any costs associated with such alternative arrangements shall be paid by Buyer unless the parties expressly agree in writing to the contrary.

Section 1.4                                 Rights; Power of Attorney.  Seller hereby authorizes Buyer (acting through its employees or agents), at Buyer’s option, to demand, receive and enforce the Rights, and to adjust, make, execute and deliver proper receipts and releases as attorney in fact for Seller, for and in the name of Seller or in its own name, with the same force and effect as if done by the Seller.  Seller hereby grants to Buyer a power of attorney to enforce all rights of Seller with respect to the Rights.  The powers contained in this paragraph shall be deemed to be coupled with an interest and irrevocable, and shall be automatically effective at Closing.  Under no circumstance shall Buyer be deemed to have assumed any liability or obligation of Seller set forth in the sales representative agreements.  Seller also hereby covenants and agrees not to make any further assignment or pledge of the Rights or any interest therein, nor alter, amend, supplement, modify, terminate, surrender, cancel, impair or release the Rights.

Section 1.5                                 INTENTIONALLY OMITTED.

Section 1.6                                 Other Agreements.  On the Closing Date, Seller, RDA and Buyer (as applicable) shall execute and deliver to the other party: (a) a Sourcing Agreement between RDA and Buyer substantially in the form attached hereto as Exhibit C (the “Sourcing Agreement”), and (b) a Noncompetition and Nonsolicitation Agreement among Buyer, RDA and Seller substantially in the form attached hereto as Exhibit D (the “Noncompetition Agreement” and together with the Sourcing Agreement,  the “Other Agreements”).

Section 1.7                                 Rep Receivables.  On the date hereof, Seller shall provide a Schedule 1.1(f) to this Agreement that contains an estimate of the Rep Receivables as of the date hereof determined as if all of Seller’s sales representatives were engaged by Buyer as of the Closing Date.  Two (2) business days prior to Closing, Seller shall provide to Buyer a revised Schedule 1.1(f) to this Agreement (the “Updated Schedule 1.1(f)”), updating the receivables amount and excluding any sales representatives identified by Buyer as not under contract to Buyer as of such time.  From time to time, upon notice to Seller of the engagement of any former Seller sales representative(s) within ninety (90) days after the Closing, Seller shall, within five (5) days of such notice, execute any and all assignment documents reasonably requested by Buyer to evidence the assignment of the Rep Receivables relating to such sales representative(s), and supplement the Updated Schedule 1.1(f), to include the amounts of the Rep Receivables owing from such sales representative(s).

ARTICLE II

PURCHASE PRICE

Section 2.1                                 Purchase Price.  The purchase price to be paid by Buyer to Seller for the Acquired Assets shall be Seventeen Million Five Hundred Thousand and No/100 Dollars ($17,500,000.00), subject to adjustment pursuant to Section 2.2(b) below (the “Purchase Price”) and shall be payable by delivery from Buyer to Seller at Closing of a promissory note in the form attached hereto as Exhibit E (the “Note”), in the maximum principal amount of the sum of Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00) plus ten percent (10%) of the Purchase Order Price (as adjusted pursuant to Section 2.2(b) below), not to exceed Five Million and No/100 Dollars ($5,000,000.00), which Note shall be payable at the times and in the manner set forth in Section 2.5 below.

Section 2.2                                 Purchase Price Adjustment.

(a)  INTENTIONALLY OMITTED.

(b)  Within thirty (30) days after Closing, RGIS, LLC (the “Third Party Auditor”) or such other third party independent auditor as Buyer and Seller may designate, shall conduct an audit and review of the Inventory to determine the purchase order price of the Inventory as of the close of business on December 31, 2008 (the “Purchase Order Price”).  Such audit shall be conducted in a manner reasonably satisfactory to Buyer and Seller, shall include a physical review of all warehoused Inventory and all books and records relating to Inventory in transit to, in the possession of or on consignment to independent sales representatives and shall be final, binding and conclusive on all parties, absent manifest error.  Notwithstanding the foregoing, the Purchase Order Price for any portion of the Inventory with respect to which Seller’s (and through the assumption of the respective Inventory Agreements, Buyer’s) right to sell or distribute the same expires on or before June 30, 2009 shall be deemed to be zero ($0.00).  The Third Party Auditor shall promptly report its findings to all of the parties hereto, which report shall be in reasonable detail and shall contain such supporting documents and information as any party reasonably requests.  If the Third Party Auditor reports that the Purchase Order Price of the Inventory is less than Fifty Million and No/100 Dollars ($50,000,000.00), the principal amount of the Note to be determined based on the Purchase Order Price shall be ten percent (10%) of the Purchase Order Price as finally determined by the Third Party Auditor.  The Purchase Order Price shall not exceed Fifty Million and No/100 Dollars ($50,000,000.00).  Seller shall pay the fees and expenses of the Third Party Auditor.

Section 2.3                                 Transfer Tax.  Any sales, use, excise, ad valorem or any other similar Taxes (hereinafter defined) resulting from the sale of the Acquired Assets pursuant to this Agreement shall be the responsibility of Seller, and Seller and RDA shall indemnify Buyer against any such Taxes wherever assessed.  Any personal property Taxes relating to the Acquired Assets attributable on a pro rata basis to the portion of any taxable period ending on or prior to the Closing Date shall be the responsibility of Seller.

Section 2.4                                 Allocation of Purchase Price.  The consideration for the Acquired Assets as determined for federal income tax purposes pursuant to Treasury Regulation 1.1060-1(c) shall be allocated shall be allocated as agreed by Buyer and Seller within sixty (60) days following the Closing Date.  Buyer and Seller shall execute and file all tax returns in a manner consistent with the allocations so agreed to and shall not take any position before any governmental authority or in any judicial proceeding that is inconsistent with such allocation, except pursuant to a final “determination” (as defined in Section 1313(a) of the Internal Revenue Code of 1986, as amended).  Buyer and Seller shall each timely file a Form 8594 with the IRS in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, and that is prepared in a manner as agreed to in this Section 2.4.  The parties will work in a collaborative manner in preparing and timely filing Form 8594.

Section 2.5                                 Purchase Price Note.  The Note shall be due and payable as follows: (i) a principal amount equal to Five Million and No/100 Dollars ($5,000,000.00) (which amount shall be guaranteed by Earl Kaplan pursuant to the terms of the Guaranty in the form attached hereto as Exhibit G) shall be payable in four (4) quarterly installments on or before the first anniversary of the Closing Date as more fully described in the Note; (ii) ten percent (10%) of the Purchase Order Price (as finally determined pursuant to Section 2.2(b) above), shall be payable on the first anniversary of the Closing Date; (iii) a principal amount equal to Five Million and No/100 Dollars ($5,000,000.00) shall be payable on the second anniversary of the Closing Date, and (iv) a principal amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) shall be payable on the third anniversary of the Closing Date.  The Note shall bear interest at the rate of seven percent (7%) per annum, and accrued and unpaid interest shall be compounded annually and, with respect to any principal amount being repaid, shall be payable at the time of such principal repayment.  The Note may be prepaid in whole or in part at any time without premium or penalty and shall be subordinated in all respects to all working capital indebtedness of Buyer incurred in connection with Buyer’s business and owing to one (1) or more third party institutional lenders.

Section 2.6                                 Fairfield Lease.  The parties acknowledge that Seller’s Fairfield, Iowa warehouse lease shall not be considered a “Warehouse Agreement” hereunder and shall not be assumed by Buyer.  Seller agrees to transfer all Inventory located at Seller’s Fairfield, Iowa warehouse to a warehouse or other location designated by Buyer on or before thirty (30) days after the Closing Date.  All reasonable freight and handling charges incurred in connection with such transfer shall be paid by Buyer.

Section 2.7                                 Calgary Lease.  The parties acknowledge that the landlord of the warehouse that Seller leases on a month-to-month rate card basis in Calgary, Alberta, Canada intends to shut down the warehouse prior to or at the end of December 2008, as described on Schedule 3.1(h).  The parties shall cooperate in a commercially reasonable manner to transfer all Inventory located at the Calgary warehouse to another warehouse or other location on or before Closing, it being acknowledged that the transfer of such Inventory may not be practicable prior to the Closing.  All reasonable freight and handling charges incurred in connection with such transfer shall be paid by Seller.  Seller will cooperate with Buyer in any commercially reasonable manner to facilitate Buyer’s efforts to make alternative arrangements for the Inventory in the Calgary warehouse, but any costs incurred after Closing associated with such alternative arrangements shall be paid by Buyer unless the parties expressly agree in writing to the contrary.  Notwithstanding any other provision herein, in the event the landlord requires that Seller enter into any new agreement or arrangement to continue to use the Calgary warehouse either prior to or after the Closing, the parties agree that Seller may, in consultation with the Buyer, enter into a new or modified month-to-month lease or arrangement with the landlord.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND RDA

Section 3.1                                 Seller and RDA jointly and severally represent and warrant to Buyer, and Buyer in agreeing to consummate the transactions contemplated by this Agreement has relied upon the following representations and warranties:

(a)  Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and has all requisite power and authority (corporate and otherwise) to own its properties and assets, to carry on its business as now being conducted, to execute and deliver this Agreement and the other agreements contemplated hereby, and to consummate the transactions contemplated hereby.  RDA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and otherwise) to own its properties and assets, to carry on its business as now being conducted, to execute and deliver this Agreement and the other agreements contemplated hereby, and to consummate the transactions contemplated hereby.

(b)  Title to Acquired Assets.  Except as set forth on Schedule 3.1(b) to this Agreement, Seller has good, valid and marketable title to the Acquired Assets, free and clear of all liens, pledges, mortgages, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, transfers, restrictions and other encumbrances, restrictions and limitations of every kind or nature whatsoever (collectively, “Liens”).  At Closing Seller will, sell, assign, transfer, convey and deliver the Acquired Assets to Buyer, free and clear of all Liens other than those Liens described on Schedule 3.1(b) designated with an asterisk.

(c)  Authorization; No Conflict.  Seller and RDA each has all requisite power and authority to enter into, execute and deliver this Agreement and the Other Agreements to which it is a party, to fulfill its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Other Agreements to which it is a party, and the consummation by Seller and RDA of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action.  This Agreement and, at Closing,  each of the remaining Other Agreements, has been (or will be at Closing, as applicable) duly executed and delivered by, and constitute the valid and legally binding obligations of, Seller and RDA (as applicable), enforceable against Seller and RDA in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application that may affect the enforcement of creditors’ rights generally, and general equitable principles.  The execution, delivery and performance by Seller and RDA of this Agreement and the Other Agreements, and the consummation by Seller and RDA of the transactions contemplated hereby and thereby, will not (a) violate the provisions of any law, rule or regulation applicable to the Acquired Assets or the Business; (b) violate any provision of the Certificate of Incorporation or Bylaws of Seller or RDA; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Lien upon any portion of the Acquired Assets pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Seller or RDA is a party or by which Seller or RDA or its respective properties is or may be bound.

(d)  Consents.  Except as set forth on Schedule 3.1(d) to this Agreement (the matters listed on such schedule being referred to herein as the “Required Approvals”), neither Seller nor RDA is required to give any notice to, make any filing with or obtain any consent, permit, application, approval, order, qualification, waiver from or authorization of, or declaration, filing or registration with, any Person (including any governmental authority) in connection with the execution and delivery of this Agreement and/or any of  the Other Agreements, or the consummation or performance of any of the transactions contemplated hereby and/or thereby.  The term “Person” means any individual, firm, corporation, limited liability company, limited partnership, partnership or other entity.

(e)  Inventory.  Schedule 3.1(e) to this Agreement sets forth a true, correct and complete list of the Inventory as of the date hereof.  Schedule 3.1(e) to this Agreement shall only be required to be provided in an electronic form that can be readily copied by Buyer.

(f)  Intellectual Property Rights.

(i) Seller exclusively owns or holds a valid license, in and to the Intellectual Property set forth in such Schedule 1.1(c) to this Agreement.

(ii) Schedule 1.1(c) to this Agreement sets forth a true, correct and complete list of the registered Intellectual Property owned by, exclusively licensed to or otherwise controlled by Seller in connection with the Inventory or the conduct of the Business, or used exclusively in, or necessary for the sale of the Inventory or the conduct of the Business (other than domain names that include “rdigest”, “rda”, “rd”, “readersdigest” or any derivative thereof).  Each Intellectual Property Contract is, and as of the Closing Date each will be, valid and binding on Seller, and to Seller’s knowledge, on the other parties thereto, and is (and as of the Closing Date will be) in full force and effect.  Except as set forth on Schedule 3.1(f) to this Agreement, the consummation of the transactions contemplated hereby will not result in a breach of or default under any Intellectual Property Contract, and will not otherwise cause any Intellectual Property Contract to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. Seller has taken commercially reasonable efforts to protect the Intellectual Property rights set forth in Schedule 1.1(c) to this Agreement.  Except as set forth in Schedule 3.1(f), Seller has not received any notice of, or knows of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any other Person with respect to the Intellectual Property listed in Schedule 1.1(c) to this Agreement.  Except as set forth in Schedule 3.1(f), no claim by any Person contesting the validity of any Intellectual Property listed in Schedule 1.1(c) to this Agreement has been made in writing, is currently outstanding or, to the best knowledge of Seller, is threatened.  Except as set forth in Schedule 3.1(f), with respect to the Business as currently conducted and the Inventory, Seller has not received any notice of any infringement, misappropriation or violation by Seller of any intellectual property rights (including without limitation trademarks, tradenames or service marks) of any Person, and, to Seller’s knowledge, Seller has not infringed, misappropriated or otherwise violated any such intellectual property rights.  Seller is not in breach of or default under any Intellectual Property Contract, and to Seller’s knowledge no other party to any Intellectual Property Contract is in breach thereof or default thereunder.  Seller has delivered to Buyer correct and complete copies of all Intellectual Property Contracts, together with all modifications or supplements thereto.

(g)  INTENTIONALLY OMITTED.

(h)  Warehouse Agreements.  Except as set forth on Schedule 3.1(h) to this Agreement, as of the date hereof each of the Warehouse Agreements is, and as of the Closing Date each will be, valid and binding on Seller, and to Seller’s knowledge, on the other parties thereto, and is (and as of the Closing Date will be) in full force and effect.  Seller is not in breach of or default under any Warehouse Agreement, and to Seller’s knowledge no other party to any Warehouse Agreement is in breach thereof or default thereunder.  Seller has delivered to Buyer correct and complete copies of all Warehouse Agreements, together with all modifications or supplements thereto.  Except as set forth on Schedule 3.1(h) to this Agreement, each of the Warehouse Agreements is assignable to Buyer without the consent or approval of any lessor or any third party, and the consummation of the transactions contemplated hereby will not result in a breach of or default under any Warehouse Agreement, and will not otherwise cause any Warehouse Agreement to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.  Seller is in sole possession of the premises demised under the Warehouse Agreements and has not assigned, sublet, mortgaged or otherwise conveyed all or any portion of its respective interest in any Warehouse Agreement or the premises demised under any Warehouse Agreement.

(i)  Litigation.  None of the Acquired Assets are subject to, and Seller is not a party to, or to Seller’s knowledge threatened with, any litigation, suit, action, investigation, grievance, arbitration, proceeding, controversy or claim before any court, administrative agency or other governmental authority, relating to or affecting  the Acquired Assets, other than those set forth on Schedule 3.1(i) to this Agreement.  Neither Seller nor RDA is a party to, and to Seller’s knowledge, neither Seller nor RDA has been threatened with, any litigation, suit, action, investigation, grievance, arbitration, proceeding, controversy or claim before any court, administrative agency or other governmental authority which seeks to challenge the legality, validity or enforceability of this Agreement, any of the Other Agreements or any of the transactions contemplated hereby or thereby, or to prevent, delay or impose any conditions on the consummation of this Agreement, any of the Other Agreements or any of the transactions contemplated hereby or thereby.  There is no judgment, order, award, writ, injunction, decree or rule of any court, governmental department or agency, commission, administrative or other agency, instrumentality or arbitrator, to which the Acquired Assets are subject.

(j)  Compliance with Laws.  The conduct of the Business by Seller does not violate any federal, state, local or foreign laws, regulations or orders, the enforcement of which would have a material and adverse effect on the Acquired Assets or the conduct of Buyer’s business following the Closing.  Seller has received no notice or communication from any federal, state, foreign or local governmental or regulatory authority, or any other  Person, of any such violation or noncompliance.

(k)  Brokers.  No broker, finder, agent or similar intermediary has acted for or on behalf of Seller or RDA in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Seller or RDA, or any action taken by Seller or RDA.  Seller and RDA jointly and severally agree to indemnify and hold harmless Buyer against any claims and liabilities asserted against it by any Person acting or claiming to act as a broker or finder on behalf of Seller or RDA.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1                                 Buyer represents and warrants to Seller and RDA that:

(a)  Corporate Status.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and has all requisite power and authority to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby.

(b)  Authorization of Agreement.  Buyer has all requisite power and authority to enter into, execute and deliver this Agreement and the Other Agreements to which it is a party, fulfill its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Other Agreements by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action.  Each of this Agreement and the Other Agreements has been duly executed and delivered by, and constitutes the valid and legally binding obligation of, Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application that may affect the enforcement of creditors’ rights generally, and general equitable principles.  The execution, delivery and performance by Buyer of this Agreement and the Other Agreements to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, will not (a) violate the provisions of any law, rule or regulation applicable to Buyer; (b) violate any provision of the Articles of Incorporation or Bylaws of Buyer; or (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator.

(c)  Brokers, etc.  No broker, finder, agent or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Buyer or any action taken by Buyer.  Buyer agrees to indemnify and hold harmless Seller  and RDA against any claims and liabilities asserted against it by any Person acting or claiming to act as a broker or finder on behalf of Buyer.

ARTICLE V

CLOSING

Section 5.1                                 The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dickstein Shapiro LLP, Washington, DC, on December 19, 2008 at 10:00 a.m., local time (the “Closing Date”), or at such other time or place, as may be agreed in writing by Seller and Buyer.

Section 5.2                                 Deliveries.

(a)  Deliveries by Seller on the Closing Date.  On or prior to the Closing Date, Seller and/or RDA, as applicable, will execute and deliver to Buyer, the following documents:

(i) (A) The Bill of Sale and Assignment and Assumption, each conveying, transferring and assigning to Buyer the Acquired Assets as set forth therein, free and clear of any and all Liens (other than those Liens described on Schedule 3.1(b) and designated with an asterisk); and (B) the IP Transfer Documents;

(ii) The Noncompetition Agreement;

(iii) The Sourcing Agreement;

(iv) A certificate of good standing of Seller issued as of a date within ten (10) days prior to the Closing Date by the Secretary of State of the State of Iowa and a certificate of good standing of RDA issued as of a date within ten (10) days prior to the Closing Date by the Secretary of State of the State of Delaware;

(v) A certificate of the secretary or an assistant secretary of Seller and RDA, each dated the Closing Date, and each certifying as to: (A)  any resolutions of the board of directors authorizing the execution, delivery and performance of this Agreement, the Other Agreements to which it is a party and the transactions contemplated hereby and thereby; and (B) the incumbency of the officers executing this Agreement and the Other Agreements;

(vi) An affidavit of non-foreign status of Seller that complies with Section 1445 of the Internal Revenue Code of 1986, as amended;

(vii) Updated Schedule 1.1(f);

(viii) A certificate in the form of Exhibit F(1) hereto; which shall provide (w) that the representations and warranties of Seller and RDA made in Sections 3.1(a) and (c) (other than the last sentence therein) and in Section 3.1(f)(i) (but solely as to the Intellectual Property listed on Schedule 5.3(c)) are true and correct as of the Closing Date; (x) the representations and warranties made in the last sentence of Section 3.1(c), in Section 3.1(d) and in Section 3.1(f)(i) with respect to the Intellectual Property not listed on Schedule 5.3(c) and Section 3.1(f)(ii) with respect to all of the Intellectual Property, are true and correct as of the Closing Date except as would not have a material adverse effect on the Acquired Assets or Buyer’s ownership or  use of the Acquired Assets in its business in a manner for which indemnification by the Seller and RDA under Section 6.3 hereof would not be a sufficient remedy to Buyer; and (y) the extent to which the other representations and warranties of Seller and RDA in Article 3 herein are or are not true and correct as of the Closing Date; provided, however, that the changes in Section 3.1(e) from the date of this Agreement through the Closing Date shall only be required to be referenced in this certificate to the extent such changes have not previously been reported to Buyer pursuant to Section 6.1(h) (it being agreed by the parties that post-closing indemnification under Section 6.3 for breaches of any representation or warranty made other than in Section 3.1(a), Section 3.1(c) (excluding the last sentence thereof) or Section 3.1(f)(i) with respect to the Intellectual Property listed on Schedule 5.3(c) would be a sufficient remedy to Buyer).

(ix) The Sales Rep List (as described in Section 6.1(g)(i)).

(b)  Deliveries by Buyer on the Closing Date.  On or prior to the Closing Date, Buyer will execute and deliver (or cause to be executed and delivered) to Seller the following documents:

(i) The Assignment and Assumption;

(ii) A certificate of good standing of Buyer issued as of a date within ten (10) days prior to the Closing Date by the Secretary of State of the State of Iowa;

(iii) A certificate of the secretary or an assistant secretary of Buyer dated the Closing Date, certifying as to: (A)  any resolutions of the board of managers authorizing the execution, delivery and performance of this Agreement, the Other Agreements to which it is a party and the transactions contemplated hereby and thereby; and (B) the incumbency of the officers executing this Agreement and the Other Agreements;

(iv) The Noncompetition Agreement;

(v) The Sourcing Agreement;

(vi) The Guaranty;

(vii) The Note; and

(viii) A certificate in the form of Exhibit F(2).

Section 5.3                                 Conditions to Obligations of Buyer.  The obligations of Buyer hereunder to purchase and acquire the Acquired Assets at the Closing shall be subject to the fulfillment to Buyer’s reasonable satisfaction, or waiver by Buyer, of each of the following conditions:

(a)  Representations and Warranties True and Correct; Obligations Performed.  The representations and warranties of Seller and RDA contained in Sections 3.1(a), 3.1(c) (other than the last sentence of Section 3.1(c)) and in Section 3.1(f)(i) (but solely as to the Intellectual Property listed on Schedule 5.3(c)) shall be true and correct as of the Closing Date, as if they were made on and as of such date; and the representations and warranties made in the last sentence of Section 3.1(c), in Section 3.1(d), and in Section 3.1(f)(i) with respect to the Intellectual Property not listed on Schedule 5.3(c) and Section 3.1(f)(ii) with respect to all of the Intellectual Property shall be true and correct as of the Closing Date, as if they were made on and as of such date, except as would not have a material adverse effect on the Acquired Assets or Buyer’s ownership or  use of the Acquired Assets in its business in a manner for which indemnification by the Seller and RDA under Section 6.3 hereof would not be a sufficient remedy to Buyer.

(b)  Authorization.  There shall not be in effect on the Closing Date (i) any court order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement or (ii) any proceeding that seeks to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement (excluding any proceeding commenced by Buyer or any Person affiliated with Buyer).

(c)  Documents and other Deliveries.  Buyer shall have received (i) each of the deliveries set forth in Section 5.2(a), (ii) the Sales Rep List, within five (5) business days after the date hereof, and an update thereof at Closing; provided, however, that immaterial deficiencies in the Sales Rep List or the update thereof to be provided at Closing shall not be deemed a failure to provide such document for purposes of this Section 5.3(c); and (iii) the Intellectual Property and server information listed or described on Schedule 5.3(c) hereof.

(d)  Release of Liens.  All Liens in favor of Seller’s lenders or creditors against the Acquired Assets will be automatically released upon the effectiveness of the Closing; it being understood that the filing of UCC Financing Statements on Form UCC-3 (or equivalent) recording the release of Liens will not be filed until after (but in no event more than five (5) days after) Closing.

Section 5.4                                 Conditions to Obligations of Seller.  The obligations of Seller hereunder to sell, convey, transfer, assign and deliver the Acquired Assets to Buyer at the Closing shall be subject to the fulfillment to its reasonable satisfaction, or waiver by Seller, of each of the following conditions:

(a)  Representations and Warranties True and Correct.  The representations and warranties of Buyer contained in Sections 4.1(a) and 4.1(b) of this Agreement shall be true and correct in all material respects as of the Closing Date, as if they were made on and as of such date.

(b)  Authorization.  There shall not be in effect on the Closing Date any court order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement (excluding any proceeding commenced by RDA or Seller or any Person affiliated with RDA or Seller).

(c)  Documents and other Deliveries.  Seller shall have received each of the deliveries set forth in Section 5.2(b).

(d)  Wachovia Consent.  That certain Consent issued by Wachovia Bank, National Association (“Wachovia”) on November 11, 2008 (the “Wachovia Consent”), shall be valid and in effect.

Section 5.5                                 No Implied Waiver.  All conditions to Closing set forth in Section 5.3 and Section 5.4 shall survive the Closing unless otherwise expressly waived by the party entitled to performance thereof, and any party’s failure to assert, or election to close notwithstanding, a breach of any such conditions, shall not in any way constitute a waiver of such party’s rights to assert a claim, or obtain indemnification relating thereto pursuant to Section 6.3 with respect to such breach, subsequent to Closing.

ARTICLE VI

COVENANTS

Section 6.1                                 Pre-Closing Covenants.  From and after the date hereof and until the Closing Date:

(a)  Absence of Material Changes.  Without the prior written consent of Buyer, Seller shall not:  (i) terminate, amend or renegotiate in any material respect, or grant a waiver of any material term of or give any material consent with respect to, any Warehouse Agreement; (ii) sell, assign, dispose of or transfer any of the Acquired Assets, except for sales of Inventory in the ordinary course of business in a manner consistent with its current practice as of the date hereof; (iii) merge or consolidate with or into any Person; (iv) dissolve, recapitalize or reorganize its business or operations; (v) cancel, terminate or allow any material property or liability insurance policy to lapse; (vi) fail in any material way to (A) store, or maintain Inventory in a manner consistent with Seller’s current practices as of the date hereof; (B) preserve the possession, control and good and saleable condition of the Acquired Assets (other than by reason of sales of Inventory permitted hereunder), or (C) use reasonable efforts to preserve the goodwill of its customers, suppliers, agents, brokers and others having business relations with Seller with respect to the Business other than as would be reasonably expected to result from the sale of the Business; or (vii) liquidate or otherwise wind up its business.  Notwithstanding the foregoing clauses (vi)(C) and (vii), the parties acknowledge that: (x) Seller will cease buying inventory, which may lead to changes in relationships with suppliers and others, (y) Seller will begin focusing on a transition of the Business to Buyer, which may include the termination of employees and sales representatives and (z) Seller’s relationship with its customers, suppliers, agents, brokers, employees, sales representatives and others having business relations with Seller may be affected (1) by the announcement of the transactions contemplated by this Agreement or (2) if any employees or sales representatives are terminated or (3) otherwise as a result of the entering into or Closing of the transactions contemplated hereby, and that these activities shall not be deemed to be contrary to clauses (vi)(C) or (vii).  Seller agrees that it shall not acquire any inventory for the Business after the date of this Agreement (other than deliveries of orders placed prior to the date of this Agreement).

(b)  Access.  From and after the date hereof, with the prior consent of Seller, which consent shall not be unreasonably withheld, Buyer shall be provided reasonable access during normal business hours to all relevant books, records, leases, files, operating reports and information of Seller for the purpose of inspecting and investigating the Acquired Assets.  Additionally, Seller and RDA shall make available to Buyer, at no cost to Buyer, a copy of all relevant permits, licenses, lease(s) and other contracts of Seller for the purpose of inspecting and investigating the Acquired Assets.  Until the Closing Date, all due diligence shall be coordinated through (and each party shall only discuss this Agreement with) the employees listed on Exhibit B to the Letter of Intent dated as of September 22, 2008 (the “Letter of Intent”).  It is further understood and agreed that prior to the Restriction Date (as defined in Section 6.1(g) below), Buyer shall not disclose or discuss this Agreement or the transactions contemplated hereby with Seller’s other employees, sales representatives or consultants without Seller’s prior written consent.  Nothing herein shall prohibit Buyer from discussing this Agreement or the transactions contemplated hereby with Buyer’s employees.

(c)  Compliance with Laws and Commitments.  Seller will comply with all laws and regulations that are applicable to it, or its ownership of the Acquired Assets, and will perform and comply with all contracts, commitments and obligations to vendors of Inventory, employees and sales representatives, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Acquired Assets, the transactions contemplated by this Agreement or the Other Agreements, or following the Closing, Buyer.

(d)  Continued Truth of Representations and Warranties.  No party will  take any action that would result in, or be reasonably likely to result in, any of the representations or warranties set forth in Articles III and IV hereof being untrue in any material respect or prevent such party from complying with its respective covenants and agreements hereunder.

(e)  Continuing Obligation to Inform.  From time to time prior to the Closing, Seller will deliver or cause to be delivered to Buyer supplemental information concerning events subsequent to the date hereof that would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete in any material respect.  Notwithstanding the foregoing, no such supplement shall be deemed to cure any breach for purposes of Section 5.3(a) or Section 7.1, 7.2 or 7.3.  Additionally, upon receipt thereof, Seller shall provide Buyer with duly executed copies of all Required Approvals, and all other consents and approvals contemplated by this Agreement or the Schedules annexed hereto.

(f)  Exclusivity.  Until the earlier of Closing under or termination of this Agreement, Seller and RDA shall not (and shall cause their advisors, agents and representatives not to) solicit, negotiate or accept any offers to: (i) sell, transfer or encumber in any way all or any portion of the Intellectual Property, the Inventory, any of Seller’s rights with respect to, or information pertaining to, any contracts or agreements between Seller and any of its sales representatives and/or employees, or any other rights or assets subject to this Agreement, except for sales, transfers and encumbrances of Inventory made in a manner consistent with Seller’s current practice as of the date hereof as permitted under this Agreement, and terminations of sales representatives and/or employees; provided, however, that upon such termination, Seller shall immediately provide Buyer with the name and address of such terminated sales representative or employee, and shall execute a release of any non-competition or similar restrictive covenants applicable to Buyer or such representative or employee to the extent necessary to permit Buyer to contact, hire and/or engage such sales representative or employee, or (ii) dispose of any of the capital stock of Seller, or merge or consolidate Seller with any other entity.  Neither RDA nor Seller shall enter into any agreement with any other Person with regard to any transaction described in (i) or (ii) above, or otherwise solicit any business relationship or engage in or continue any discussion or negotiation with any other Person with respect to any matter pertaining to (i) or (ii) above.

(g)  Sales Representatives.

(i) It is intended that, from the date hereof up to the Closing Date, no party shall, contact, negotiate with or make offers to engage any or all current or former independent sales representatives and/or employees of any other party.  Notwithstanding the foregoing, Buyer may, in its sole discretion, contract, negotiate with and/or make offers to engage any or all current or former independent sales representatives and/or employees of Seller, subject to the following limitations: (i) unless permitted pursuant to Section 6.1(f) above or otherwise agreed to by Seller, no employee or sales representative of Seller may be contacted by or on behalf of Buyer prior to the Restriction Date; and (ii) with respect to any agreement pertaining to the employment of any such employee or engagement of any such independent sales representative by Buyer, the effective date for the commencement of employment/engagement shall not be prior to the Closing Date.  For purposes hereof, the “Restriction Date” shall be the date that is two (2) business days after the date hereof.  The Restriction Date may be extended or accelerated upon mutual agreement of Seller, RDA and Buyer.  Seller will provide Buyer, (x) within 2 business days of the date hereof, a list setting forth the name, rep code (as used in lieu of real names of sales representatives on information provided to Buyer prior to the date of this Agreement) and, to the extent in Seller’s possession, contact information of each of Seller’s current (and to the extent available, former) independent sales representatives, (the “Sales Rep List”) and (y) as soon as reasonably practicable, but in no event later than five (5) business days following the date hereof, a true and correct copy of each written agreement between Seller and each of Seller’s current (and to the extent available, former) independent sales representatives as of the date hereof (the “Rep Agreements”).  In addition, upon request from Buyer after the date hereof Seller will cooperate and provide Buyer information regarding Seller’s employees, including name, title, contact information, and compensation and benefit information, in order for Buyer to assess whether to make any offers of employment to any such Seller employees.  No less than five (5) business days prior to Closing, Buyer will inform Seller which if any Seller employees it has made or will make offers of employment to, and the terms of such offers with respect to salary and location of employment.

(ii) Seller agrees that, upon Closing any contractual or other restriction limiting or restricting its current and/or former sales representatives or employees from contracting with or providing services to Buyer will be considered terminated or waived; it being understood and agreed that subject to the provisions of clause (i) above, Buyer may execute contracts with employees and sales representatives prior to Closing, so long as such contracts (A) only become effective on or subsequent to the Closing Date (provided that for purposes of this Agreement such contracts with sales representatives shall be deemed to be effective as of the date this Agreement is terminated by Buyer pursuant to Section 7.1(c)(i) if the termination consequence described in Section 7.3(a) is applicable to such termination by Buyer) and (B) contain unambiguous terms indicating that except as provided in Section 7.3, such contracts will be invalid and of no force and effect in the event the Closing does not occur (in each case, unless otherwise agreed to in writing by Seller).  Subject to Section 7.3, it is the parties’ intent that Buyer will only be permitted to proceed with contracts with Seller’s sales representatives in the event the Closing occurs.  Accordingly, in the event this Agreement is terminated by any party for any reason except as provided in Section 7.3, Buyer’s rights granted under this Section 6.1(g) will be extinguished and Buyer’s rights and limitations with respect to Seller’s sales representatives will return to the same status as existed prior to execution of this Agreement.  It is further understood and agreed that Seller or RDA shall pay as soon as practicable after Closing, but in no event later than sixty (60) days after Closing, to any employee or independent sales representative that has been engaged by Buyer as of the Closing Date, any and all amounts that may then be owed to such employee(s) or independent sales representative(s) (in accordance with the agreements between Seller and the respective employees or sales representatives, and subject to any rights of set-off Seller may have) for commissions for product sales made prior to the Closing Date, and/or for any earned and unpaid bonus or other compensation to which such employee(s) or independent sales representative(s) would have been entitled if such employee(s) or independent sales representative(s) remained with Seller through March 31, 2009 (“Unpaid Compensation”).  If Seller fails to pay any such Unpaid Compensation within such sixty (60) day period, Buyer may pay such amounts on Seller’s behalf, and to the extent any such amounts are actually paid by Buyer (and without waiving Buyer’s legal right to collect the same from Seller and RDA), Buyer shall have the right to set-off one hundred ten percent (110%) of the amount so paid by Buyer against Buyer’s obligation under (which set-off shall be deemed to be a payment under and reduce the amount owing on) the  Note.

(h)  Inventory.  On a regular basis, Seller shall provide to Buyer true and correct spreadsheets showing the amount of Inventory sold from the date of the last spreadsheet, and a list of any Inventory that has been moved from one location to another location.

(i)        Certain Sales by Sales Representatives.  Buyer agrees that it shall: (x) inform each of Seller’s sales representatives that it hires that such sales representative shall remit to Seller all proceeds from and sales reports regarding any sales of Books Are Fun products or Inventory prior to January 1, 2009, directly to Seller regardless of whether such sale was made before or after the Closing Date; and (y) in the event Buyer receives any proceeds from a sales representatives for sales of Books Are Fun products or Inventory prior to January 1, 2009 (whether such sale was made before or after the Closing Date), Buyer shall remit such proceeds and sales reports to Seller reasonably promptly, but in no event later than thirty (30) days after receipt from any sales representative; it being the intention of the parties that all sales of Books Are Fun products or Inventory prior to January 1, 2009 shall be for the account of Seller notwithstanding that the Closing Date may have occurred prior to that date.  Seller shall be liable for all sales commissions payable to the sales representatives for sales of Books Are Fun products or Inventory prior to January 1, 2009 in accordance with the terms of any sales representative agreement in effect between Seller and the respective sales representative immediately prior to the Closing Date.

Section 6.2                                 Post-Closing Agreements.  From and after the Closing Date:

(a)  Retention of Records.  Until the sixth (6th) anniversary of the Closing, neither Seller nor RDA shall dispose of any material books or records relating to the Acquired Assets, without giving Buyer at least ninety (90) days prior written notice to such effect, and Buyer shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records, as Buyer may select.

(b)  Taxes.  Seller will assume and be responsible for Taxes (as defined below) incurred by or arising out of Seller’s ownership, control or operation of the Acquired Assets up to the date of Closing, or which results from the sale of the Acquired Assets.  Buyer assumes responsibility for all Taxes relating to the Acquired Assets for the period beginning on the date of Closing and thereafter.  For purposes of this Agreement, “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or any other tax whatsoever, including any interest, penalty or addition thereto, whether disputed or not.  Buyer agrees to cooperate with Seller in order to permit Seller to utilize the resale exemption and other exemptions under the sales and use tax laws.

(c)  Name Change.  Seller and RDA agree that, as of the Closing Date, they will cease to use the name “Books are Fun, Ltd.” or any derivative or combination thereof and any other trade names, trademarks, logos, marks, codes, numbers, addresses or domain names included in the Acquired Assets, except that Seller and RDA can continue to use the name Books are Fun, Ltd. solely in connection with the preparation and filing of their financial, tax and similar reports and/or returns which relate to the Business as of the Closing Date.  On the Closing Date (or as promptly thereafter as reasonably practical), Seller and RDA shall, at their sole expense, take all action (including filing appropriate charter amendments) required to change the name of Seller in all jurisdictions in which it is registered or qualified to do business.

Section 6.3                                 Indemnification.

(a)  Survival of Covenants, Representations and Warranties.  All of the covenants of the parties contained in this Agreement shall survive the Closing in accordance with their terms.  All of the representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months thereafter, except for the representations and warranties set forth in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(d), Section 3.1(f) (as to title matters), Section 3.1(k), Section 4.1(a), Section 4.1(b) and Section 4.1(c), which shall survive indefinitely; provided, that in the event written notice of any claim for indemnification under Section 6.3(b)(i), Section 6.3(b)(ii), Section 6.3(c)(i) or Section 6.3(c)(ii) shall have been given in accordance herewith within the applicable survival period, setting forth such claim in reasonable detail (including a reasonable specification of the legal and factual basis for such claim and the Loss (as defined in Section 6.3(b) below) incurred to the extent known), the representations, warranties, covenants and agreements that are the subject of such indemnification claim shall survive with respect to that claim until such time as the claim is fully and finally resolved.

(b)  Indemnification by Seller and RDA.  Seller and RDA jointly and severally agree to indemnify and hold harmless Buyer and its officers, employees, agents, members, affiliates, successors and assigns (Buyer and each such Person being referred to herein as a “Buyer Indemnified Party”) from and against any and all Losses relating to or arising from (i) any breach of any of the representations or warranties of Seller or RDA set forth in this Agreement or any Other Agreement; (ii) any breach of any covenant or agreement of Seller or RDA set forth in this Agreement or any Other Agreement; (iii) any Retained Liabilities; (iv) any Taxes attributable to the Business and/or Acquired Assets that are attributable to any period or portion thereof ending on or before the Closing Date; (v) any liabilities arising from or related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement; and (vi) any and all costs and expenses (including without limitation, reasonable legal fees and accounting fees) incident to the enforcement of the provisions of this Section 6.3(b).  The term “Losses” shall mean any and all liabilities, judgments, settlements, actions, suits, proceedings, claims, demands, allegations, losses, costs and expenses of any kind, including, without limitation, reasonable fees and disbursements of counsel.

(c)  Indemnification by Buyer.  Buyer agrees to indemnify and hold harmless Seller, RDA and their respective officers, employees, agents, shareholders, affiliates, successors and assigns (Seller, RDA and each such Person being referred to herein as a “Seller Indemnified Party”) from and against any and all Losses relating to or arising from: (i) any breach of any of the representations or warranties of Buyer set forth in this Agreement or any Other Agreement; (ii) any breach of any covenant or agreement of Buyer set forth in this Agreement or any Other Agreement; (iii) any Assumed Liabilities; (iv) any and all costs and expenses (including without limitation, reasonable legal fees and accounting fees) incident to the enforcement of the provisions of this Section 6.3(c); and (v) any Taxes attributable to the Acquired Assets that are attributable to any period or any portion of a period ending after the Closing Date.

(d)  Indemnification Procedure.  If any Buyer Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) is seeking indemnification hereunder as a result of a third party claim, then such Indemnified Party shall, within ten (10) days after becoming aware thereof, notify the parties against whom such indemnification is sought (the “Indemnifying Parties”) of the assertion in writing or the commencement of any claim, demand, action, suit or proceeding in respect thereof, provided, however, that the failure to notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any liability or obligation that they may have pursuant to this paragraph or otherwise, unless such Indemnifying Parties are materially prejudiced thereby, and then only to the extent of such damages resulting from such Indemnified Party’s delay or failure to provide such notice.  Following such notification, the Indemnifying Parties may elect, in writing, to assume the defense of such action, suit or proceeding (and the costs related thereto) and, upon such election, the Indemnifying Parties shall not be liable for any legal costs subsequently incurred by the Indemnified Party (other than costs of investigation or the production of documents or witnesses) unless (i) the Indemnifying Parties have failed to provide legal counsel reasonably satisfactory to such Indemnified Party in a timely manner; or (ii) the representation of such Indemnified Party by legal counsel selected by the Indemnifying Parties would be inappropriate due to conflicts of interest.  In the defense of any claim, the Indemnifying Parties shall act in good faith and conduct the defense actively and diligently, and in the event the Indemnifying Parties are not complying with the foregoing, the Indemnified Party shall have the right to assume the defense of such claim, at the sole cost and expense of the Indemnifying Parties.  Nothing set forth herein shall preclude any Indemnified Party from retaining its own counsel and participating in the defense of any action, suit or proceeding at its own expense.  The Indemnifying Parties, or the Indemnified Party, as the case may be, shall act in good faith, shall consult with the other party, and the Indemnifying Parties will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which indemnification is sought hereunder, unless such settlement, compromise or judgment (A) includes a provision unconditionally releasing the Indemnified Party from and against all liability in respect of claims by any releasing party related to or arising out of such matters or any transaction or conduct in connection therewith, (B) requires no payment by any Indemnified Party and (C) does not provide for any admission of liability or wrongdoing by or for injunctive or other equitable relief against any Indemnified Party.

(e)  Limitations on Indemnification.  Notwithstanding the foregoing, Buyer shall not be entitled to indemnification pursuant to Section 6.3(b)(i) until the total amount of Losses thereunder exceeds One Hundred Thousand and No/100 Dollars ($100,000.00), in which event Buyer shall be entitled to indemnification for all such Losses from the first dollar of such Loss.  Seller and RDA shall not be entitled to indemnification pursuant to Section 6.3(c)(i) until the total amount of Losses thereunder exceeds One Hundred Thousand and No/100 Dollars ($100,000.00), in which event Seller and RDA shall be entitled to indemnification for all such Losses from the first dollar of such Loss.   In no event shall Seller and RDA be entitled to indemnification under Section 6.3(c)(i) for any Losses in excess of Five Million and No/100 Dollars ($5,000,000). In no event shall Buyer be entitled to indemnification under Section 6.3(b)(i) for any Losses in excess of Five Million and No/100 Dollars ($5,000,000); provided, however, that in the event of any Inventory Losses resulting from a Catastrophic Event (each as defined in Section 6.3(i)), amounts paid to Buyer in connection therewith will not count towards the minimum or against the maximum liability amounts set forth above; provided, however, that the maximum liability of Seller or RDA with respect to Inventory Losses shall be Five Million and No/100 Dollars ($5,000,000).

(f)  Materiality.  Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement and each certificate or document delivered pursuant to this Agreement shall be read without regard and without giving effect to the term “material”, or any derivation thereof, in each instance where the effect of such term(s) would be to make such representation and warranty less restrictive (i.e., as if such standard or qualification were deleted from such representation and warranty).

(g)  Investigation.  The indemnification obligations set forth in this Section 6.3 are made notwithstanding any investigation by or on behalf of Buyer or the result of any investigation, and notwithstanding the participation of Buyer in the Closing.

(h)  Manner of Payment.  Except as otherwise provided herein, any payment with respect to an indemnification obligation owing hereunder shall be made by wire transfer of immediately available funds to an account designated by the Indemnified Party, within ten (10) days after determination thereof.   Prior to recovering any amount from Seller or RDA, Buyer shall first offset any indemnification obligation owed by Seller or RDA hereunder against amounts owed pursuant to the Note.  No interest will be due on any indemnification payments that are payable hereunder.

(i)  Inventory.  In the event that on or prior to the Closing Date, any portion of the Inventory is rendered undeliverable or non-saleable (an “Inventory Loss”), Buyer shall be required to consummate the Closing, and Buyer’s sole remedy with respect to such Inventory Loss shall be to seek indemnification pursuant to Section 6.3, subject to the limitations set forth in Section 6.3(e), provided that if such Inventory Loss exceeds ten percent (10%) of the Inventory (as determined based upon the Purchase Order Price of the damaged or non-saleable Inventory as compared to the Purchase Order Price of all of the Inventory) and such Inventory Loss is the result of a Catastrophic Event, amounts paid under this Section 6.3(i) shall not count towards the minimum or against the maximum liability amounts set forth in Section 6.3(e) applicable to other types of Losses.  For purposes hereof, a “Catastrophic Event” shall mean: (x) any event or series of events such as  fire, flood, earthquake, tornado, unusual or severe weather conditions or other natural disasters or acts of God, acts of war (whether declared or not), sabotage or terrorism, riots, civil disturbances or disorders, strikes and labor unrest, explosions, governmental requisitions, extraordinary electrical or mechanical failures or perils of the sea, that causes or results in an Inventory Loss; and (y) any willful, intentional or grossly negligent act or omission taken by Seller or RDA which directly caused such Inventory Loss.  The amount to be paid by Seller to Buyer under this Section 6.3(i) in the event of an Inventory Loss covered hereby shall be equal to 10% of the Purchase Order Price of the undeliverable or non-saleable Inventory, except that the Purchase Order Price for any Inventory with respect to which Seller’s (and through the assumption of the respective Inventory Agreements, Buyer’s) right to sell or distribute the same expires on or before June 30, 2009, shall be deemed to be zero ($0.00).  In no event shall Buyer be entitled to recover, in the aggregate, more than Five Million and No/100 Dollars ($5,000,000) in connection with Inventory Losses.

Section 6.4                                 Publicity and Disclosure.  Both prior to and after the Closing, prior to issuing any press release, making any public announcement or disclosure or making any communication to employees or sales representatives (other than as permitted pursuant to the terms of this Agreement) relating to this Agreement, any Other Agreement or the subject matter hereof or thereof, including, without limitation the terms and conditions of this Agreement and/or the operation of the Business, each party shall provide to the other parties a copy of such proposed communication within a reasonable time (and in no event less than one (1) business day) prior to issuing such press release or making such announcement, disclosure or communication (except to the extent a party is prohibited from complying with this provision by law on advice of counsel).  Any party intending to issue such a press release or make such an announcement, disclosure or communication shall consult with the other parties and give reasonable consideration to their comments prior to issuing such press release or making such announcement, disclosure or communication (except to the extent a party is prohibited from complying with this provision by law on advice of counsel).  The parties acknowledge that a joint press release pertaining to the execution and delivery of this Agreement shall be made after the date hereof but not later than the date which is two (2) business days after the date hereof; provided, however that Buyer shall agree to a one (1) business day extension of this period if requested in writing by RDA in the event such additional time is necessary for it to comply with Regulation FD under the federal securities laws.

Section 6.5                                 Non-disparagement. Each party agrees that, from the date hereof until two (2) years from the Closing Date, it shall not (and none of its subsidiaries or affiliates shall) disparage, or make or publish any communication that reflects adversely upon any other party and/or any of their respective affiliates or their respective directors, officers, employees, sales representatives, partners or stockholders or their respective personnel, products or practices.

Section 6.6                                 Confidentiality/Non-Disclosure.  Each party hereto agrees, from and after the date hereof, to keep completely confidential and retain in strictest confidence and shall not, directly or indirectly disclose, communicate or divulge to any Person other than the other parties hereto, and their respective employees, officers and agents, or use for the benefit of any Person other than the Buyer, any Proprietary Information (as defined below).  The restriction contained in the preceding sentence shall not apply to any Proprietary Information that (i) is a matter of public knowledge on the date hereof, (ii) becomes a matter of public knowledge after the date hereof solely from a source other than the disclosing party or any other Person subject to an obligation of confidentiality to the non-disclosing party or (iii) is required by law or by the order of any court or government agency, or in any litigation or similar proceeding to be disclosed; provided, that such disclosing party shall, prior to making such legally required or compelled disclosure, comply with the provisions of Section 8.4 hereof.  Additionally, it is expressly understood and agreed that either party may disclose such portions of the Proprietary Information after the Closing Date that may be reasonably required or commercially important to disclose to each party’s respective senior officers, accountants/auditors, lenders (or potential lenders), investors (or potential investors), lawyers, and/or boards of directors/managing members or to other third parties in connection with financings, audits of financial records and other business books and records or other bona fide business purposes provided such disclosures are made in a commercially reasonable manner and the disclosing party informs the recipient that such information is subject to a confidentiality agreement between RDA and Buyer. For purposes hereof, “Proprietary Information” means all information or data with respect to the conduct or details of the Business or the business of the Buyer (whether constituting a trade secret or not) including, without limitation, methods of operation, customers and customer lists, supplier lists, sales data, details of contracts with customers and suppliers, details of contracts with (and compensation arrangements for) consultants, independent sales representatives and employees, current, proposed or former products, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices and pricing policies, fees, costs, plans, designs, technology, inventions, trade secrets, processes, formulae, know-how, software, marketing methods, models, business methods, policies, plans, personnel, competitors, markets or other specialized information or proprietary matters of such Person.  Notwithstanding the foregoing, Proprietary Information, for purposes of Buyer’s obligations hereunder, shall not include any information or other data comprising a part of the Acquired Assets, provided that the Closing occurs, and the definition of Proprietary Information for purposes of Seller’s and RDA’s obligations hereunder shall not include historical financial statements and summary financial statements of Seller or RDA.

Section 6.7                                 Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any party’s request and without further consideration, the other party shall execute and deliver to such party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions and execute and deliver such other documents as such party may reasonably request in order to consummate the transactions contemplated by this Agreement.

Section 6.8                                 Transitional Assistance.  From time to time after Closing, upon the reasonable request of Buyer, Seller and RDA shall assist and cooperate with Buyer to effectuate the transfer of the Acquired Assets, and transition the independent sales representatives from the business of Seller to the business of Buyer in an orderly and efficient manner.

Section 6.9                                 Limitations on Certain Buyer’s Rights.  Notwithstanding any provision of this Agreement, the Note or the Noncompetition Agreement to the contrary, Buyer agrees that following the Closing, during the pendency of any Enforcement Restriction Period (as defined below), (i) Buyer shall not be entitled to assert or enforce any rights to indemnification pursuant to Section 6.3(b) of this Agreement, and (ii) Seller and RDA shall not be subject to any of the limitations set forth in the Noncompetition Agreement.  “Enforcement Restriction Period” means the period from the forty-fifth (45th) day following the occurrence of any Default (as defined in the Note) and ending on the date on which such Default is cured or waived.  The parties hereto acknowledge and agree that the pendency of an Enforcement Restriction Period shall not affect (x) Buyer’s right and remedies with respect to any claim for indemnification asserted prior to the commencement of such Enforcement Restriction Period; (y) the survival periods set forth in Section 6.3(a) hereof; or (z) upon the termination of any Enforcement Restriction Period, any rights of Buyer pursuant to Section 6.3(b) of this Agreement (regardless of when such claim arose) or any obligations of Seller and RDA (and their affiliates) pursuant to the Noncompetition Agreement (provided that with respect to the Noncompetition Agreement and the termination of any Enforcement Restriction Period, Seller and RDA will use reasonable efforts to cease, as promptly as commercially practicable without incurring unreasonable expense, activities commenced during the Enforcement Restriction Period that would violate the Noncompetition Agreement in the absence of any Enforcement Restriction Period).

ARTICLE VII
TERMINATION; LIQUIDATED DAMAGES

Section 7.1                                 Termination.  This Agreement may be terminated and the consummation of the transactions contemplated hereby may be abandoned at any time prior to Closing only under one of the following circumstances:

(a)  by mutual written consent of Seller, RDA and Buyer;

(b)  by Buyer or Seller if any court of competent jurisdiction in the United States or other United States governmental authority shall have issued a final non-appealable order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c)  by either Seller and RDA or Buyer (as specified below):

(i) by Buyer, if Closing has not occurred on or before December 29, 2008 (the “Termination Date”), as a result of Seller’s or RDA’s failure to satisfy Buyer’s conditions to Closing set forth in Section 5.3; or

(ii) by Seller and RDA, if Closing has not occurred on or before the Termination Date, as a result of Buyer’s failure to satisfy Seller’s conditions to Closing set forth in Section 5.4; or

(d)      by Buyer, if there is an Exclusivity Breach.

The party desiring to terminate this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2                                 Effect of Termination.  In the event of termination of this Agreement by either Seller/RDA or Buyer prior to the Closing pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of Buyer or Seller/RDA or their respective officers or directors (except pursuant to Section 6.4, Section 6.5, Section 6.6, Section 7.3 and Article VIII, all of which shall survive the termination); provided, that nothing in this Section 7.2 shall relieve any party from liability for fraud by such party prior to termination of this Agreement.  In the event of a termination of this Agreement for any reason, each party shall promptly return to the other parties any Proprietary Information provided to it by such other party.

Section 7.3                                 Termination Damages.

(a)  Effective immediately upon termination of this Agreement by Buyer pursuant to Section 7.1(c)(i) as a result of a failure by Seller or RDA to meet the conditions of Buyer’s obligation to close set forth in Section 5.3 (other than Section 5.3(b) unless such court order or proceeding was initiated by RDA or Seller or a Person affiliated with RDA or Seller) on the Termination Date, but only if Buyer has satisfied its conditions to Closing set forth in Section 5.4 on the Termination Date, all non-competition, non-solicitation and similar restrictive covenants (including any limitations or restrictions on the use of Seller’s confidential or proprietary information) imposed by Seller or any of its Affiliates and applicable to Buyer, its Affiliates or any of Seller’s current or former sales representatives, that directly or indirectly prohibit or limit the ability of Buyer or its Affiliates to negotiate with, make offers and contract with any of Seller’s current or former sales representatives, shall be permanently terminated, fully released, and of no further force and effect.  In this event, Buyer shall not be entitled to any other remedy or relief (including monetary damages) with respect to such termination. Each of Seller’s current and former sales representatives shall be third party beneficiaries of this Section 7.3(a).

(b)  In the event that this Agreement is terminated as a result of the execution and delivery of an agreement by Seller or RDA with a third person for the sale of the stock of Seller or the sale of all, or substantially all of the Acquired Assets (other than in the ordinary course of business), including as a result of the merger, consolidation recapitalization or reorganization (an “Exclusivity Breach”), Seller shall pay Buyer, in immediately available funds on the date of termination, Five Million and No/100 Dollars ($5,000,000.00), as liquidated and agreed upon damages for such Exclusivity Breach, and Buyer shall not be entitled to any other remedy or relief with respect to such Exclusivity Breach.

(c)  It is acknowledged and agreed that the actual damages to be incurred by Buyer in the event of a termination by Buyer under Section 7.1(c)(i) where the termination consequence described in Section 7.3(a) applies or in the event of an Exclusivity Breach of the Agreement by Seller and/or RDA would be difficult if not impossible to measure accurately, and the liquidated damages specified above in Section 7.3(a) and 7.3(b) are good faith estimates of the amounts and/or actions required to compensate the parties for their respective anticipated damages.

(d)  Except as set forth in Section 7.4(e), if this Agreement is terminated by Seller and RDA pursuant to Section 7.1(c)(ii), Seller and RDA may pursue damages from Buyer.

(e)  In the event that this Agreement is terminated by Seller and RDA pursuant to Section 7.1(c)(ii) as a result of the Wachovia Consent not being valid or in effect for failure of any of the six (6) conditions set forth in the final paragraph of the Wachovia Consent, Buyer shall pay Seller in immediately available funds on the date of termination, Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), as liquidated and agreed upon damages for such breach, and Seller and RDA shall not be entitled to any other remedy or relief with respect to such breach; provided that the liquidated damages set forth in this Section 7.3(e) shall not apply (A) if the Wachovia Consent is not valid or in effect as a result of (i) Seller and/or RDA’s failure to enter into an intercreditor agreement with respect to the Note mutually satisfactory to Seller and Wachovia or (ii) the expiration of the Wachovia Consent on January 15, 2009 as a result of the Closing not having occurred on or before such date; or (B) to Seller and/or RDA’s failure to satisfy the conditions to Closing set forth in Section 5.3 on or before the Termination Date.  In the event that this Agreement is terminated by Seller and RDA pursuant to Section 7.1(c)(ii) as a result of the Wachovia Consent not being valid or in effect for any reason other than any of the six (6) conditions set forth in the final paragraph of the Wachovia Consent, Buyer shall reimburse Seller and RDA for their attorneys’ fees and related expenses with respect to the negotiation of the Letter of Intent, this Agreement, the Other Agreements and all related agreements and schedules (promptly upon Seller and/or RDA providing a written request for such amount), subject to a maximum reimbursement of Five Hundred Thousand Dollars ($500,000), and Seller and RDA may pursue additional damages from Buyer.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1                                 Notices.

(a)  Each notice or other communication (a “Notice”) given by any party to any other party in connection with this Agreement shall be in writing, by personal delivery, receipted reliable overnight delivery service, or certified mail, return receipt requested, postage prepaid and properly addressed to the recipient as shown in Section 8.1(b) below.

(b)  Any Notice shall be effective on the date it is delivered personally, the business day for scheduled delivery if by receipted overnight delivery service, or three (3) days after the date it is mailed by certified mail, return receipt requested, as applicable, to the following addresses:

If to Seller or RDA:	The Reader’s Digest Association, Inc.
Reader’s Digest Road
Pleasantville, NY 10570
Attn:  Chief Financial Officer

with a copy to:

The Reader’s Digest Association, Inc.
Reader’s Digest Road
Pleasantville, NY 10570
Attn:  General Counsel

and

Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, WI 53202
Suite 2040
Attn: Tyson A. Ciepluch, Esq.

If to Buyer:	Imagine Nation Books, Ltd.
4601 Nautilus Court South
Boulder, CO 80301
Attn: Ben Kaplan

with a copy to:

Dickstein Shapiro LLP
1825 Eye Street, N.W.
Washington, D.C.  20006-5403
Attn: Howard S. Jatlow, Esq.

or such other address as any party may designate by Notice to the other parties in accordance with this Section 8.1.

Section 8.2                                 Entire Agreement.  This Agreement, together with the Other Agreements, shall constitute the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements with respect thereto, including, without limitation,  the Nondisclosure Agreement dated as of March 18, 2008 and the Letter of Intent.

Section 8.3                                 Successors and Assigns.  This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and assigns.  Buyer may, following the Closing, without the written consent of Seller or RDA assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Buyer, or to an affiliate of Buyer.  Neither Seller nor RDA may assign any rights to payments hereunder without the consent or approval of Buyer.

Section 8.4                                 Disclosure of Confidential Information.  In the event any party or any of their respective representatives receives a request to disclose any Proprietary Information or any information pertaining to this Agreement, any Other Agreement or the transactions contemplated hereby or thereby pursuant to a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, such party agrees (unless otherwise compelled or requested by such court or governmental body) (i) to notify all other parties immediately of the existence, terms and circumstances surrounding such a request, and (ii) if disclosure of such information is required by law in the opinion of counsel to the party receiving such subpoena or order, to exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information as the party disclosing the information designates.  It is expressly understood and agreed that Buyer, Seller and RDA may disclose and discuss the terms of this Agreement, Proprietary Information and the transactions contemplated hereby to and with their respective senior officers, accountants, lenders (or potential lenders), investors (or potential investors), lawyers, and/or boards of directors/managing members, to the extent reasonably necessary to evaluate or consummate the contemplated transactions, so long as such Persons are advised of the terms of the confidentiality required hereby, and agree to abide by its terms.

Section 8.5                                 Miscellaneous.

(a)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws which would require the application of the laws of any other jurisdiction.  The parties hereby agree that the state and federal courts located in the State of New York shall have exclusive jurisdiction over adjudication of any dispute arising out of or in any way relating to any right of Buyer to damages in accordance with Section 7.3(a) or (b) of this Agreement, and consent to personal jurisdiction of such courts and service of process in connection with any such dispute.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)  Any dispute concerning this Agreement (other than disputes with respect to any right of Buyer to damages in accordance with Section 7.3(a) or (b)) shall be resolved by binding arbitration in New York, New York in accordance with the arbitration procedures dictated and governed by the commercial arbitration rules of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act.   By executing this Agreement, each party hereby agrees to have any dispute arising out of a breach or alleged breach of this Agreement (other than with respect to any right of Buyer to damages in accordance with Section 7.3(a) or (b)) or any Other Agreement decided by neutral arbitration and each party is giving up any rights it may possess to have such disputes litigated in a court of law in state or federal court, including, without limitation, any rights a party may have to a jury trial.   Each party’s agreement to this arbitration provision is voluntary.  Each party acknowledges and agrees that such party has read and understands the foregoing and agrees to submit disputes arising hereunder or under the Other Agreements to neutral arbitration (except as otherwise provided herein).  A judgment upon an award may be entered in any court having jurisdiction.  A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall conclude within one hundred twenty (120) days of demand for arbitration.  These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of sixty (60) days.  The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than One Million and No/100 Dollars ($1,000,000.00).  Arbitrators shall be licensed attorneys selected from the Large, Complex Commercial Litigation Panel of the AAA.  The parties do not waive applicable federal or state substantive law except as provided herein.  The fees and disbursements of the arbitrator shall be paid by the non-prevailing party.  The prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys fees) relating to such arbitration proceeding.

(c)  Any party’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(d)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full effect to the fullest extent consistent with law.

(e)  The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

(f)  This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by Buyer, on the one hand, and Seller and RDA on the other hand.

(g)  This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their respective successors and permitted assigns, and, except as set forth in Section 6.3 and Section 7.3(a), no other Person shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement.

(h)  All obligations and liabilities of Seller and RDA hereunder shall be joint and several.

(i)  This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Each party hereto agrees to be bound by its facsimile or PDF signature.

(j)  Each party shall be deemed to have participated equally in the drafting of this Agreement and any ambiguity in this Agreement shall not be construed against any purported author hereof.  Each party acknowledges that at all times during the course of negotiations, and as to the execution of this Agreement and the Other Agreements, it has been advised by counsel of its own selection.

Section 8.6                                 Fees and Expenses.  Except as expressly provided otherwise herein, all costs and expenses (including attorney’s fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 8.7                                 Waiver of Jury Trial.  Each party hereto hereby (a)  covenants and agrees not to elect a trial by jury of any issue triable by a jury, and (b) waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist.  This waiver of right to trial by jury is separately given by each party hereto, knowingly and voluntarily, and this waiver is intended to encompass individually each instance and each issue as to which the right to a jury trial would otherwise accrue.  Each party is hereby authorized and requested to submit this Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of each party’s herein contained waiver of the right to jury trial.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                    BUYER:

                    IMAGINE NATION BOOKS, LTD.

                    By /s/ Earl P. Kaplan
                           Name:  Earl P. Kaplan
                           Title:  Chief Executive Officer

                    SELLER:

                    BOOKS ARE FUN, LTD.

                    By: /s/ Harris Williams
                           Name: Harris Williams
                           Title: Executive Vice President

                    RDA:

                    THE READER’S DIGEST ASSOCIATION, INC.

                    By: /s/ Harris Williams
                           Name: Harris Williams
                           Title: Chief Financial Officer